April 1, 2008

Alpharma Completes Sale of Active Pharmaceutical Ingredients Business

Bridgewater, NJ April 1, 2008 Alpharma Inc. (NYSE:ALO), a leading global specialty pharmaceutical company, announced today that the divestiture of its Active Pharmaceutical Ingredients ("API") business to 3i (III:LSE) has been completed for a purchase price of $395 million and net after-tax proceeds of approximately $365 million.

The Company's API business develops, manufactures and markets a line of fermentation-based active pharmaceutical ingredients and one chemically-synthesized active pharmaceutical ingredient that are used, primarily by third parties, in the manufacture of finished dose pharmaceutical products. The business reported full year 2007 revenues of $187.6 million and operating income of $34.0 million. The sale includes manufacturing facilities in Copenhagen, Denmark; Oslo, Norway; Budapest, Hungary; and Taizhou, China; and the business employs approximately 700 people.

Contact:

Jack Howarth

Vice President, Investor Relations

908-566-4153

Jack.howarth@alpharma.com

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About Alpharma

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch). Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.